                                                                    Exhibit 11.1

                              IDENTIX INCORPORATED
                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE



                                                              THREE MONTHS ENDED             NINE MONTHS ENDED
                                                                   MARCH 31,                     MARCH 31,
                                                         ---------------------------   ----------------------------
                                                           1997            1996             1997          1996
                                                           ----            ----             ----          ----

Net income (loss)                                       $    145,000   $ (4,821,000)   $    347,000   $ (5,151,000)
                                                        ============   ============    ============   ============

Number of shares used in computing per share amounts:

    Weighted average common outstanding                   24,377,000     23,513,000      24,343,000     23,227,000

    Common equivalent shares attributable to
        stock options and warrants                           837,000              *         780,000              *
                                                        ------------   ------------    ------------   ------------

    Total weighted average common and
        common equivalent shares outstanding              25,214,000     23,513,000      25,123,000     23,227,000
                                                        ============   ============    ============   ============

Net income (loss) per share                             $       0.01   $      (0.21)   $       0.01   $      (0.22)
                                                        ============   ============    ============   ============



* Common equivalent shares had an anti-dilutive effect.


                                       21